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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Neenah Paper, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING
AND
PROXY STATEMENT

April 10, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Neenah Paper, Inc. to be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Tuesday, May 20, 2008 at 1:00 p.m., Eastern Time.

        The formal business to be transacted at the Annual Meeting is described in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will be asked to: (i) elect two Class I directors for a three-year term; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008. At the Annual Meeting, we will provide a brief report on our operations and our plans for the future. Our directors and executive officers, as well as representatives from Deloitte & Touche LLP, will be present to respond to questions from stockholders.

        Please mark, date, sign and return your proxy card in the enclosed envelope or vote electronically using the Internet or telephone voting procedures described in the attached Proxy Statement, at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting, even if you do not attend.

                      Sincerely,

                      SEAN T. ERWIN
                       Chairman of the Board, President
                      and Chief Executive Officer

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2008

        NOTICE HEREBY IS GIVEN that the 2008 Annual Meeting of Stockholders of Neenah Paper, Inc. will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Tuesday, May 20, 2008 at 1:00 p.m., Eastern time, for the purpose of considering and voting upon:

  1.
  A proposal to elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders;

  2.
  A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2008; and

  3.
  Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on April 9, 2008 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                      By Order of the Board of Directors.

                      STEVEN S. HEINRICHS
                       Senior Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 10, 2008

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY USING THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED IN THE ATTACHED PROXY STATEMENT.

TABLE OF CONTENTS

ANNUAL MEETING	3
VOTING	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
PROPOSAL 1—ELECTION OF DIRECTORS	8
MEETINGS AND COMMITTESS OF THE BOARD OF DIRECTORS	10
CORPORATE GOVERNANCE	12
2007 DIRECTOR COMPENSATION	15
EXECUTIVE COMPENSATION	17
COMPENSATION COMMITTEE REPORT	25
ADDITIONAL EXECUTIVE COMPENSATION INFORMATION	26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
AUDIT COMMITTEE REPORT	35
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	37
STOCKHOLDERS' PROPOSALS FOR 2009 ANNUAL MEETING	39
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	39

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2008

        This Proxy Statement is furnished to the stockholders of Neenah Paper, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2008 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Tuesday, May 20, 2008 at 1:00 p.m., Eastern Time. When used in this Proxy Statement, the terms "we," "us," "our," "the Company" and "Neenah" refer to Neenah Paper, Inc.

        The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 10, 2008.

VOTING

General

        The securities that can be voted at the Annual Meeting consist of our common stock, par value $.01 per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is the close of business April 9, 2008. On the record date, 14,603,252 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

        In voting with regard to the proposal to elect two Class I directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is a majority of the shares of common stock represented at the Annual Meeting, provided a quorum is present. As a result, votes that are withheld will be counted in determining the number of votes required to obtain the necessary majority vote for the proposal and therefore will have the same legal effect as votes against the proposal.

        In voting with regard to the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is a majority of the shares of common stock represented at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal and therefore will have the same legal effect as votes against the proposal.

        Under the rules of the New York and American Stock Exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on such proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a "broker non-vote" on the proposal. "Broker non-votes" are considered in determining whether a quorum exists at the Annual Meeting, but "broker non-votes" are not considered as votes cast or entitled to vote in determining the outcome of any proposal. We believe that Proposal 1 and Proposal 2 are both discretionary proposals. Therefore, we do not anticipate that there will be any broker non-votes with respect to such proposals.

Proxy Voting Procedures

        You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via Internet:  Go to http://www.proxyvoting.com/np and follow the instructions.

  •
  By Telephone:  Call toll-free 1-866-540-5760 and follow the instructions.

  •
  In Writing:  Complete, sign, date and return your proxy card in the enclosed envelope.

        All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such directions, the shares represented by a proxy will be voted "FOR" the election of all Class I director nominees described herein and "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

        Any stockholder of record delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia, 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting in person at the Annual Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Global Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm (rather than a record holder who owns the shares directly in such holder's name) may (a) revoke his or her proxy and (b) attend and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges, as then may be employed by such beneficial owner's brokerage firm. In particular, in order to attend and vote his or her shares at the Annual Meeting, a beneficial owner generally must obtain a form of proxy or other appropriate documentation from such beneficial owner's brokerage firm.

        We are also sending this Proxy Statement and voting materials to participants in various employee benefit plans of Neenah. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant's interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

        In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees, in person and by telephone or facsimile. We expect to retain Georgeson Inc. to aid in the solicitation at a cost of approximately $7,500, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

        We will announce preliminary results of the voting at the Annual Meeting. We will publish the final results on our web site at www.neenah.com shortly after the meeting and in our quarterly report on Form 10-Q for the second quarter of 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 9, 2008 with respect to: (i) each of our directors; (ii) each of the named executive officers appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. As used in this Proxy Statement, "beneficial ownership" means that a person has, as of April 9, 2008, or may have within 60 days thereafter, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power to dispose of or direct the disposition of a security.

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	376,843	(3)	2.4
Edward Grzedzinski	10,350	(4)	*
Walter M. Haegler	1,867	(11)
Steven S. Heinrichs	33,606	(5)	*
Mary Ann Leeper	9,850	(4)	*
Bonnie C. Lind	85,808	(6)	*
Timothy S. Lucas	11,350	(4)	*
John F. McGovern	4,475	(7)	*
Philip C. Moore	9,384	(8)	*
James R. Piedmonte	74,310	(9)	*
Stephen M. Wood	15,890	(10)	*
All directors and executive officers as a group (13 persons)	710,147	(12)	4.4

(1)
Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed. Shares of common stock held by the trustee of Neenah's 401(k) Retirement Plan for the benefit of, and which are attributable to, our executive officers are included in the table.

(2)
An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)
Includes 344,548 shares of common stock subject to stock options that are exercisable by Mr. Erwin as of April 9, 2008 or within 60 days thereafter.

(4)
Includes (i) 7,145 shares of common stock subject to stock options that are exercisable as of April 9, 2008 or within 60 days thereafter and (ii) 460 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of April 9, 2008.

(5)
Includes 30,051 shares of common stock subject to stock options that are exercisable by Mr. Heinrichs as of April 9, 2008 or within 60 days thereafter.

(6)
Includes 73,036 shares of common stock subject to stock options that are exercisable by Ms. Lind as of April 9, 2008 or within 60 days thereafter.

(7)
Includes (i) 3,430 shares of common stock subject to stock options that are exercisable by Mr. McGovern as of April 9, 2008 or within 60 days thereafter and (ii) 460 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of April 9, 2008.

(8)
Includes (i) 7,145 shares of common stock subject to stock options that are exercisable by Mr. Moore as of April 9, 2008 or within 60 days thereafter and (ii) 468 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of April 9, 2008.

(9)
Includes 64,232 shares of common stock subject to stock options that are exercisable by Mr. Piedmonte as of April 9, 2008 or within 60 days thereafter.

(10)
Includes 7,145 shares of common stock subject to stock options that are exercisable by Dr. Wood on April 9, 2008 or within 60 days thereafter.

(11)
Includes 1,867 shares of common stock subject to stock options that are exercisable as of April 9, 2008.

(12)
Includes 631,611 shares of common stock subject to stock options that are exercisable as of April 9, 2008, or within 60 days thereafter.

        The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	1,506,746	(1)	10.1%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,140,000	(2)	7.6%
Olstein Capital Management, L.P. 4 Manhattanville Road Purchase, NY 10577	906,800	(3)	6.1%
FMR LLC 82 Devonshire Street Boston, MA 02109	885,774	(4)	5.9%
Daruma Asset Management, Inc. 80 West 40th Street, 9th Floor New York, NY 10018	816,900	(5)	5.5%
The Goldman Sachs Group, Inc. 85 Broad Street New York, NY 10004	802,963	(6)	5.4%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	790,546	(7)	5.3%

(1)
The amount shown and the following information is derived from the Schedule 13G filed by Wachovia Corporation reporting beneficial ownership as of December 31, 2007. Of the 1,506,746 shares shown, Wachovia Corporation has sole dispositive power over 1,503,634 shares, shared dispositive power over 1,665 shares and sole voting power over 1,358,365 shares.

(2)
The amount shown and the following information is derived from the Schedule 13G filed by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, each of which does not affirm the existence of a group, reporting beneficial ownership as of December 31, 2007. Of the 1,140,000 shares shown, the reporting entities, taken as a whole, report sole dispositive power and sole voting power over all 1,140,000 shares.

(3)
The amount shown and the following information is derived from the Schedule 13G filed by Olstein Capital Management, L.P. and The Olstein Funds reporting beneficial ownership as of December 31, 2007. Of the 906,800 shares shown, Olstein Capital Management, L.P. and The Olstein Funds have sole voting and sole dispositive power as to all 906,800 shares. Olstein Capital Management, L.P. disclaims beneficial ownership of the securities. The Olstein Fund, on behalf of the Olstein All Cap Value Fund and the Legg Mason Partners Classic Value Funds is reported as the beneficial owner of the securities.

(4)
The amount shown and the following information is derived from the Schedule 13G filed by FMR LLC and Edward C. Johnson 3d reporting beneficial ownership as of December 31, 2007. Of the 885,774 shares shown, FMR LLC and Edward C. Johnson 3d have sole dispositive power over 885,774 shares and sole voting power over 13,600 shares.

(5)
The amount shown and the following information is derived from the Schedule 13G filed by Daruma Asset Management, Inc. and Mariko O. Gordon reporting beneficial ownership as of December 31, 2007. Of the 816,900 shares shown, Daruma Asset Management, Inc. and Mariko O. Gordon have sole dispositive power over 816,900 shares and sole voting power over 305,900 shares.

(6)
The amount shown and the following information is derived from the Schedule 13G filed by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. reporting beneficial ownership as of December 31, 2007. Of the 802,963 shares shown, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have shared dispositive power over 802,963 shares and shared voting power over 802,845 shares.

(7)
The amount shown and the following information is derived from the Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, each of which does not affirm the existence of a group, reporting beneficial ownership as of December 31, 2007. The reporting entities, taken as a whole, have sole voting power with respect to 585,520 shares and sole dispositive power with respect to 790,546 shares.

PROPOSAL 1—
ELECTION OF DIRECTORS

        The Board currently consists of seven members, divided into two classes of two directors and one class of three directors. The directors in each class serve three year terms, with the terms of the Class I directors expiring at the 2008 Annual Meeting. The Board has nominated Timothy S. Lucas and Philip C. Moore, each a current director of Neenah, for reelection as Class I directors at the 2008 Annual Meeting. If elected, the nominees will serve a three-year term expiring at the 2011 Annual Meeting of Stockholders and until his successor has been duly elected and qualified.

        Each of the nominees has consented to serve another term as a director if re-elected. If either of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

        If any incumbent nominee for director in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, under Delaware law the director remains in office as a "holdover" director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may immediately fill the resulting vacancy, allow the vacancy to remain open until a suitable candidate is located and appointed or adopt a resolution to decrease the authorized number of directors.

        The Board unanimously recommends that the stockholders vote "FOR" the proposal to reelect Timothy S. Lucas and Philip C. Moore as Class I directors for a three-year term expiring at the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        Set forth below is certain information as of April 9, 2008 regarding the two nominees and each director continuing in office, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

Information Regarding Directors Nominated for Reelection

        Timothy S. Lucas, CPA, age 61, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board, also known as FASB, where he was the Director of Research and Technical Activities, and Chairman of the FASB's Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since November 30, 2004.

        Philip C. Moore, age 54, is a partner at McCarthy Tétrault, L.L.P., Canada's largest law firm. Mr. Moore practices corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. Mr. Moore has been with McCarthy Tétrault, L.L.P. since 1988. From 1994 to 2000, Mr. Moore was a director of Imax Corporation. He is currently a director of various private companies. Mr. Moore has served as a director of Neenah since November 30, 2004.

Information Regarding Continuing Directors

Class II Directors—Term Expiring at the 2009 Annual Meeting of Stockholders

        Mary Ann Leeper, Ph.D., age 67, is Senior Strategic Advisor of The Female Health Company. She stepped down as its President and Chief Operating Officer in May, 2006, a position she held since 1996. Dr. Leeper was President and Chief Operating Officer of The Female Health Company Division of The Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to

1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper has served as a Director of The Female Health Company since 1987. Dr. Leeper has been an Adjunct Professor at the University of Virginia's Darden Graduate School of Business MBA program since 2001. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, and was a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper's educational background includes a B.S., Drexel University; M.S., Temple University; M.M., Northwestern University and Ph.D., Temple University. Dr. Leeper has served as a director of Neenah since November 30, 2004.

        Stephen M. Wood, Ph.D., age 61, is currently President and Chief Executive Officer of FiberVisions which is a leading global manufacturer of synthetic fibers for consumer products, construction and industrial applications. Dr. Wood also serves as Vice Chairman of ES FiberVisions which is a joint venture with Chisso Corporation of Japan. From 2001 to 2004, Dr. Wood served as the Chief Executive Officer of Kraton Polymers, a specialties chemical company, and Chairman and Representative Director of JSR Kraton Elastomers, a Japanese joint venture company. From July to December 2004, Dr. Wood served as Vice Chairman advising the Kraton Board of Directors. Prior to this Dr. Wood was President of the Global Elastomers business unit of Shell Chemicals, Ltd., and a Vice President of that company. Dr. Wood was also elected International President of the International Institute of Synthetic Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of Chemical Engineers. Dr. Wood has served as a director of Neenah since November 30, 2004.

Class III Directors—Term Expiring at the 2010 Annual Meeting

        Sean T. Erwin, age 56, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Prior to the spin-off of Neenah from Kimberly-Clark Corporation on November 30, 2004, Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark in the spin-off. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector and President of the Technical Paper business. Mr. Erwin has served as a director of Neenah since November 30, 2004.

        John F. McGovern, age 61, is the founder and, since 1999, a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a Director of Genetek, Inc., Collective Brands Inc. and Maxim Crane Works Holdings, Inc. In 2006 the Board appointed Mr. McGovern to serve as lead director for all executive sessions of non-management directors. Mr. McGovern has served as a director of Neenah since January 10, 2006.

        Edward Grzedzinski, age 53, served as the Chief Executive Officer of NOVA Information Systems from 1993 to 2004, and Vice Chairman of U.S. Bancorp from November 2001 to 2004. Mr. Grzedzinski has over 25 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of U.S. Bancorp, and was a member of the Board of Directors of U.S. Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by U.S. Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005. More recently, Mr. Grzedzinski has been named Chairman of the Board of Veracity Payments Solutions and has served as a director of Neenah since November 30, 2004.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee. During 2007 our Board held seven meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating Committee held four meetings. The Company's Corporate Governance Policies provide that all directors are expected to regularly attend and participate in Board and committee meetings and encourages the directors to attend the Company's Annual Meeting. No director attended less than 75% of the 2007 meetings of the Board and meetings of the committees of which he or she is a member. Neenah holds regularly scheduled executive sessions of non-management directors. Following his appointment by the Board in 2006, Mr. McGovern continued in 2007 to preside at such executive sessions as lead director. All of the Company's directors were in attendance at the 2007 Annual Meeting.

Audit Committee

        The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee has been established in accordance with applicable rules promulgated by the NYSE and SEC. The Audit Committee assists the Board in monitoring:

  •
  the quality and integrity of our financial statements;

  •
  our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements as well as administering our policy regarding related party transactions;

  •
  the independence, qualification and performance of our registered public accounting firm;

  •
  the performance of our internal auditors; and

  •
  related party transactions.

        The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

        The members of the Audit Committee, which met five times in 2007, are Messrs. Lucas (Chairperson), Moore and Dr. Wood. The Board has determined, based on his experience at the FASB, that Mr. Lucas is an audit committee financial expert within the meaning of the SEC's rules.

Nominating and Corporate Governance Committee

        The Nominating Committee is comprised solely of directors who meet the NYSE independence requirements. The Nominating Committee:

  •
  oversees the process by which individuals are nominated to our Board;

  •
  reviews the qualifications, performance and independence of members of our Board;

  •
  reviews and recommends policies with respect to composition, organization, processes and practices of our Board; and

  •
  identifies and investigates emerging corporate governance issues and trends that may affect us.

        The Nominating Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

        The members of the Nominating Committee, which met four times in 2007, are Dr. Leeper (Chairperson), Mr. McGovern and Mr. Grzedzinski.

Compensation Committee

        The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a "nonemployee director" under the Exchange Act, and meet the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee:

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  reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

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  approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board;

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  makes recommendations to our Board with respect to our equity-based plans and executive incentive-compensation plans; and

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  reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

        The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

        The members of the Compensation Committee, which met five times in 2007, are Messrs. Moore (Chairperson), McGovern and Dr. Wood.

CORPORATE GOVERNANCE

Independent Directors

        Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors has any material relationships with Neenah and concluded that none of such directors had a material relationship that impaired their independence. See "Approval of Related Party Transactions" below. In making this determination, the Board relied both on information provided by our directors as well as information developed internally by Neenah. As is currently the case, immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating Committee and the Board have determined that all directors and nominees, except for Mr. Erwin, do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards and our Corporate Governance Policies.

Nomination of Directors

        The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating Committee has adopted, and the Board has ratified, the "Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates".

        The Nominating Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

        Qualified candidates for director are those who, in the judgment of the Nominating Committee, possess all of the following personal attributes and a sufficient mix of the following experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate's qualifications in light of the needs of the Board and our company at that time, given the then current mix of director attributes.

        The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

        The Nominating Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 days nor more than 75 days prior to the Annual Meeting, or if Neenah gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the Annual Meeting date is announced.

        To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

  •
  the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

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  a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

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  a description of all arrangements or understandings between the stockholder and each nominee; and

  •
  the candidate's consent to serve as a director if elected.

        Once director candidates have been identified, the Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Nominating Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee. The full Board will be kept informed of the candidate's progress. Using input from such interviews and other information obtained by the Nominating Committee, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

        Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating Committee based on each director's satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

        All of the current nominees for director are current members of the Board. Based on the Nominating Committee's evaluation of each nominee's satisfaction of the qualifications described above and their performance as directors in 2007, the Nominating Committee determined to recommend the two directors for re-election. The Nominating Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

        We have adopted the Neenah Paper, Inc. Corporate Governance Policies that guide the company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. A copy of the Corporate Governance Policies are available on our website at www.neenah.com. We will provide a copy of the Corporate Governance Policies to stockholders upon request at no charge.

Code of Business Conduct and Ethics

        We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a "code of ethics" as defined by SEC rules and regulations. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com. We will provide a copy of the Code of Business Conduct and Ethics to stockholders upon request at no charge.

Communications with the Board of Directors

        We have established a process for stockholders to communicate with members of the Board, including non-management members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com under the link "Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy."

Approval of Related Party Transactions

        In December of 2006 Neenah amended the charter of the Audit Committee to require that the Audit Committee review and approve any transactions that would require disclosure under SEC rules and regulations. To help identify related party transactions and relationships, each director and named executive officer, as such term is used is "Additional Executive Compensation Information—2007 Summary Compensation Table," completes a questionnaire on an annual basis that requires the disclosure of any transaction or relationships that the person, or any member of his or her immediate family, has or will have with the Company. Additionally, the Company's Code of Business Conduct and Ethics prohibits related party transactions and requires that any employee with knowledge of such a transaction provide written notice of the relationship or transaction to the Company's General Counsel. Neither Neenah nor the Board are aware of any matter in 2007 that required the review and approval of the Audit Committee in accordance with the terms of the amended charter.

2007 DIRECTOR COMPENSATION

        The Compensation Committee has responsibility for evaluating and making recommendations to the Board of Directors regarding compensation for our nonemployee directors.

        Each of our directors who is not an employee receives an annual cash retainer fee of $36,000 and is paid $1,000 for each Board and committee meeting attended. The chairperson of the Audit Committee is paid an additional $10,000 in cash per year, the director chairing the Compensation Committee is paid an additional $7,500 in cash per year and the director chairing the Nominating and Corporate Governance Committee is paid an additional $5,000 in cash per year. The Board's Lead Director also receives an additional $10,000 in cash per year. In addition to the cash compensation, to ensure that our directors will have an equity ownership interest aligned with our stockholders, we make annual awards of nonqualified stock options and restricted stock units under the Neenah Paper, Inc. Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") to each nonemployee director. On May 14, 2007, each nonemployee director was granted 1,560 nonqualified stock options at a per share exercise price of $41.51 (which was the closing price of our common stock on that date) and 460 restricted stock units. The number of stock options and restricted stock units granted to nonemployee directors is calculated annually using a modified Black Scholes formula used to provide a total equity value equal to the annual retainer fee, of which 50% is granted as options and 50% as restricted stock units. The stock options become fully vested and exercisable on the first anniversary of the date of grant. The restricted stock units become fully vested and convert to shares of our common stock on the first anniversary of the date of grant. Employee directors will receive no additional compensation and no perquisites for serving on our Board. In December of 2006, Neenah established the Neenah Paper Directors' Deferred Compensation Plan (the "Directors' Plan"), which enables each of our nonemployee directors to defer a portion of their cash compensation and restricted stock unit awards. In 2007, only Dr. Wood participated in the Director's Plan in which he deferred 100% of his restricted stock award. The Compensation Committee conducts a director compensation survey through Hewitt Associates to help set and track director compensation. The next such study will occur in 2008.

        The following table shows the total compensation paid to each of our nonemployee directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Edward Grzedzinski	47,000	19,134	26,572	92,706
Mary Ann Leeper	52,000	19,134	26,572	97,706
Timothy S. Lucas	58,000	19,134	26,572	103,706
Philip C. Moore	60,500	19,134	26,572	106,206
Stephen M. Wood	53,000	19,134	26,572	98,706
John F. McGovern	57,000	19,134	26,572	102,706

(1)
Amounts reported in this column represent the financial accounting expense recognized by Neenah in 2007 with respect to outstanding restricted stock units held by the director, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment" ("FAS 123R"), excluding any estimate of forfeitures related to service-based conditions. The aggregate number of restricted stock units held by each nonemployee director as of December 31, 2007 was as follows: Mr. Grzedzinski, 460; Dr. Leeper, 460; Mr. Lucas, 460; Mr. Moore, 468; Dr. Wood, 460; and Mr. McGovern, 460. Due to restrictions imposed by Canadian law, Mr. Moore is not able to receive a quarterly cash dividend on his restricted stock units. In lieu of receiving such dividends Mr. Moore is granted additional restricted stock units on the date of each dividend payment and in value to the cash dividend that he would have recevied. Mr. Moore received 8 of these restricted stock units in 2007. The grant date fair value of the 460 restricted stock units granted to each of our nonemployee directors in 2007 was $19,095, based on the fair market value of the underlying shares on the date of grant.

(2)
Amounts reported in this column represent the financial accounting expense recognized by Neenah in 2007 with respect to outstanding stock options held by the director, calculated in accordance with FAS 123R, excluding any estimate of forfeitures related to service-based vesting conditions. The value reported in this column was determined using a Black-Scholes stock option valuation model. See Note 10 to our audited Financial Statements included in our 2007 Annual Report on Form 10-K for the assumptions used in valuing and expensing these stock options. Each of our nonemployee directors held options to purchase an aggregate of 7,145 shares of our common stock as of December 31, 2007, except for Mr. McGovern who held options to purchase an aggregate of 3,430 shares of our common stock as of December 31, 2007. The grant date fair value of the option awards granted to each of our nonemployee directors in 2007 was $17.62 per share.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following section presents an analysis, summary and overview of our compensation policies and programs, including material decisions we have made under those policies and programs in setting the compensation levels for 2007 for our "named executive officers" listed below. Following this section under the heading "Additional Executive Compensation Information" we have included certain tables where you will find detailed compensation information for the named executive officers. This section is intended to provide you with details regarding Neenah's compensation practices, as well as the information and process used to create and implement our compensation program for our named executive officers and our other executive officers.

Named Executive Officers

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  Sean T. Erwin, Chairman of the Board, President and Chief Executive Officer

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  Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer

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  Walter M. Haegler, Senior Vice President, Managing Director—Neenah Germany

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  Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary

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  James R. Piedmonte, Senior Vice President—Operations

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  William K. O'Connor, former Senior Vice President, President Fine Paper (Mr. O'Connor retired effective May 14, 2007.)

Topics Covered

        Our Compensation Discussion and Analysis addresses the following topics:

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  Our compensation objectives and philosophy;

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  Our compensation-setting process;

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  The components of our executive compensation program and our compensation decisions for 2007.

Compensation Objectives and Philosophy

        Neenah's compensation policies are designed to accomplish the following key objectives:

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  Reward executives for long-term strategic management and enhancement of stockholder value;

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  Support a performance oriented work environment that rewards achievement of identified internal goals and recognizes the Company's performance against the performance of selected peer companies; and

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  Attract and retain leaders whose abilities are essential to Neenah's long-term success and competitiveness.

        We believe that executive compensation, both long-term and short-term, should be directly linked with performance. Our measures of performance are keyed off of personal goals set for each individual, Neenah's operational goals and the creation of shareholder value.

        Decisions made concerning the total compensation package for our executives take into consideration the individual executive's level of responsibility within Neenah and the performance of Neenah relative to peer companies. We strive to achieve a balanced and competitive compensation package through a mix of base salary, performance-based cash bonuses, long-term equity based incentives and awards, deferred compensation plans, pension plans and welfare benefits.

Our Compensation-Setting Process

  Role of Compensation Committee

        The Compensation Committee is responsible for carrying out the Board's responsibilities for determining the compensation for our executive officers. To that end, the Compensation Committee reviews and approves on an annual basis the corporate goals and objectives relating to our executive compensation programs, evaluates performance in light of those goals and objectives, and approves the compensation payable to our named executive officers.

  Use of Compensation Consultants

        Neenah's management and the Compensation Committee each separately engage third-party compensation consultants to help them gather data and make informed decisions regarding compensation matters. In 2007, Neenah's management retained Hewitt Associates ("Hewitt") to assist in the collection of the compensation data for a selected peer group of companies as well as to advise management and the Compensation Committee on developments relating to executive compensation generally. Hewitt Associates also assists management and the Compensation Committee in their ongoing assessment of the effectiveness of Neenah's compensation policies and programs. The Compensation Committee charter grants the Compensation Committee authority to independently retain compensation consultants, and in 2007 the Compensation Committee directly engaged Hugessen Consulting Inc. ("Hugessen") to provide it with additional independent advice and assistance in its deliberations regarding compensation matters. Hugessen reviewed and verified the information provided by Hewitt Associates and assisted the Compensation Committee in assessing 2007 compensation for Neenah's named executive officers. In addition, Hugessen provided input to assist the Compensation Committee in establishing the 2007 targeted compensation levels.

        The Compensation Committee must pre-approve any additional work of a material nature assigned to its consultants and will not approve any such work that, in its view, could compromise Hugessen's independence as advisor to the committee. Hugessen does not provide any other services to Neenah. Decisions made by the Compensation Committee are the responsibility of the committee and may reflect factors and considerations in addition to the information and recommendations provided by Hugessen.

  Peer Comparison

        To assist in evaluating and determining levels of compensation in 2007 for each element of pay, the Compensation Committee reviewed various sources of data prepared and collected by Hewitt Associates and Neenah's management at the direction of its Vice President of Human Resources including:

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  Proxy data collected and analyzed by Hewitt Associates from a peer group of 12 companies in the pulp, paper and packaging industries similar in size to Neenah (the "Peer Group"). The Peer Group consisted of the following companies:

AEP Industries Inc.	Constar International, Inc.	Poper & Talbot Inc.
Buckeye Technologies Inc.	CCS Industries Inc.	Potlatch Corporation
Caraustar Industries Inc.	Myers Industries Inc.	Schweitzer-Mauduit International, Inc.
Chesapeak Corporation	P.H. Glatfelter Company	Wausau Paper Corporation

  •
  Data collected by management from Hewitt's Total Compensation Measurement™ Database using a broad industry cut of manufacturing companies with revenues between $500 million and $1.5 billion.

        To develop market figures from both sources, compensation opportunities for the named executive officers were compared to the compensation opportunities for similarly situated executives in comparable positions. Hugessen reviewed the results of these analyses and provided feedback to the Compensation Committee in connection with their review of competitive pay practices.

        Neenah's management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on benchmarking; however, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

  Executive Officers' Role in Compensation Decisions

        Mr. Erwin, our Chairman, Chief Executive Officer and President, along with our Vice President-Human Resources, make recommendations to our Compensation Committee regarding base salary and target levels for our annual performance bonuses and long-term equity compensation for our executive officers (other than for Mr. Erwin). Mr. Erwin is not involved in setting or approving his own compensation levels. These recommendations are based on the philosophy and analysis described in this Compensation Discussion and Analysis section of this Proxy Statement.

  Targeted Compensation Levels

        The Compensation Committee establishes targeted total compensation levels and related performance objectives for our executive officers eligible to participate in the Management Incentive Plan ("MIP") and the Long-Term Incentive Plan ("LTIP") as authorized by the Omnibus Plan. In making this determination our Compensation Committee is guided by the compensation philosophy described below. Our Compensation Committee also considers historical compensation levels, competitive pay practices at companies in the Peer Group and the relative compensation among Neenah's senior executive officers. The Compensation Committee may also consider industry conditions, corporate performance versus peer companies and the overall effectiveness of Neenah's compensation program in achieving desired performance levels.

        As targeted total compensation levels are determined, our Compensation Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash awards under our MIP program and equity awards under our LTIP, where value depends upon long-term appreciation in stock price.

        Neenah's compensation policy is structured to provide competitive pay within the relevant market by targeting the total compensation opportunities at approximately the median level relative to the Peer Group, and reward the executives for short term and long performance through an overall compensation mix that is allocated at a minimum of 50% performance-based compensation.

Compensation Components

        Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy as detailed above. In connection with our discussion of each of such base components, the following questions will be answered:

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  Why Neenah chooses to pay the base component;

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  How Neenah decides how much of the base component to pay; and

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  How each base component fits into Neenah's overall compensation scheme and supports Neenah's compensation philosophy.

  Base Salary

        Base salary is a critical element of executive compensation in that it provides our executives with a base level of monthly income. Individual base salaries for our named executive officers are generally determined by first targeting total pay opportunities at a level close to the median of similar positions within the Peer Group as discussed above, and then providing up to 50% of this value in the form of base salary and at least 50% in performance-based compensation (annual cash incentive awards and long-term equity awards). Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the Company's performance over the past year, changes in individual executive responsibility and any shift in the median of base salary as indicated by our analysis of peer companies.

        This approach to base salary supports our compensation philosophy in that the Compensation Committee has determined that setting the salary at this level allows Neenah to be competitive in attracting and retaining talent, while at the same time requiring that a substantial portion of the executive's overall compensation be performance based, thus aligning the executive's and stockholders' interests.

  2007 Base Salary Decisions

        Base salaries did increase for our named executive officers in 2007. Mr. Erwin's 2007 base salary was increased from $590,000 to $615,000, Ms. Lind's 2007 base salary was increased from $275,000 to $295,000, Mr. Heinrichs' 2007 base salary was increased from $235,000 to $255,000, and Mr. Piedmonte's 2007 base salary was increased from $222,200 to $235,000. Mr. Haegler's 2007 base salary was $476,058. Setting base salary increases at these levels is aligned with our compensation philosophy to target a median base salary range while providing that a significant percentage (at least 50%) of our executives' total compensation is performance based and rewards an executive for performance pursuant to the process described above.

  Annual Performance Bonuses

        Annual cash incentive bonus opportunities are awarded under the MIP, and are based on our achievement of performance goals established in the beginning of each calendar year. MIP bonuses are paid as a percentage of base salary with a target bonus ranging from 45% to 75% for named executive officers. The Compensation Committee determined to set the target bonus range based on its desire to ensure that, with the other base compensation components available to executive officers, the total amount of performance compensation equals at least 50% of an executive's total compensation, at target levels. Within the range described above, the target bonus percentage is set based on the experience and knowledge of the executive and the quality and effectiveness of their leadership within Neenah as determined by the Compensation Committee. The amount of the actual MIP bonus may be adjusted up or down from the target bonus based on Neenah's year-end results (as measured by the objective criteria set forth in the MIP plan for the applicable year, as previously approved by the Compensation Committee). Actual MIP payments can range from 0-200% of the target bonus for each executive depending on whether the results fall short of, achieve or exceed the identified performance goals.

        The range of possible payments described above was set by the Compensation Committee based on its belief that no bonus should be earned if performance is below established thresholds and its determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance. Under the MIP, specific performance measures and thresholds are based on key metrics that support Neenah's short-term and long-term strategies as determined by the Compensation Committee in consultation with Neenah's CEO.

        Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah's executives for meeting and exceeding goals that contribute to Neenah's short-term and long-term strategic plan and growth; (ii) promote a performance-based work environment; and (iii) serve as a material financial incentive to attract and retain executive talent.

  2007 Annual Performance Bonus Awards

        The MIP gives our named executive officers the opportunity to earn annual cash bonuses based on the achievement of specific performance goals established at the beginning of each year. Target bonuses are set as a percentage of base salary (ranging from 45%-75%). As described above, the level of target bonuses is intended to balance the relatively conservative base salaries for the executives and tie their compensation to Neenah's performance. Goals for the 2007 MIP program included measurements of adjusted corporate earnings before income taxes depreciated and amortization ("Corporate EBITDA" which is calculated as net income plus income tax expenses, plus depreciation expense and amortization expense for intangibles, plus amortization expense for stock options and restricted stock units adjusted for any one time events outside of the ordinary course of business), business unit earnings before interest and taxes ("EBIT"), cost of pulp per ton produced, and progress achieved in implementing the Company's strategic plan. All of the named executive officers, except for Mr. Haegler, had Corporate EBITDA and strategic plan achievement as their 2007 MIP goals. Mr. Haegler had Business Unit EBIT and Corporate EBITDA as his 2007 MIP goals. On a stand-alone basis, each goal could have yielded a payout from 0% to 200%, based on year-end results. At the beginning of 2007, a threshold level, target level and outstanding level of accomplishment were authorized. Payouts at threshold, target and outstanding levels are as follows:

Below Threshold	Threshold	Target	Outstanding
0%	50%	100%	200%

        Year-end Corporate EBITDA was $118.4 million, above the target level of $115.5 million, which yielded a 150% payment on this objective. Year end results for Tech Products EBIT was $24.8 million which was below both the target level of $30.9 million and the threshold level and yielded 0% payment. German EBIT was also below threshold level and yielded 0% payment. The strategic plan objective was paid out at 75% of target. This result was driven by the successful acquisition and integration of Fox River Paper Company ("Fox River"), the integration of our technical paper production facilities in Germany ("Neenah Germany") and the successful completion of capital projects in Neenah Germany.

        Based on the process described above, MIP payments were awarded as follows: Mr. Erwin's 2007 target MIP award was established at 75% of base salary and he received 113% of this target amount ($521,213); Ms. Lind's 2007 target annual cash bonus award was established at 50% of base salary and she received 113% of this target amount ($166,675); Mr. Haegler's 2007 target MIP award was established at 30% of base salary and he received 75% of this target amount ($107,113); Mr. Heinrichs' 2007 target MIP award was established at 45% of base salary and he received 113% of this target amount ($129,668); Mr. Piedmonte's 2007 target annual cash bonus award was established at 45% of base salary and he received 113% of this target amount ($119,497).

  Long-Term Equity Compensation

        Long-term equity incentives under the LTIP consist of stock options and performance share units, granted on an annual basis, with each type of award representing approximately 50% of the value of the equity incentive award for that year. The total LTIP grant is set at the beginning of the year for each executive at a minimum of 50% of the executive's base salary, at target levels. Options are granted on two separate dates, one in early February or late January in conjunction with the first Board meeting of each fiscal year and the second grant occurring automatically six months after the first grant. This grant structure is intended to provide an incentive for continued executive performance throughout the calendar year while providing a consistent grant schedule that is neither tied to the release of financial information or material events. Each year the Compensation Committee reviews and approves a target number of performance share units for each of our named executive officers and each other participant in the LTIP plan. The number of units actually earned by each participant is dependant upon Neenah's corporate performance in the relevant year and can range from 30% to 225% of the target. The range of possible awards was set by the Compensation Committee based on its: (i) belief that a minimal award shall be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

        The combination of stock options and performance share units focuses our executives on Neenah's financial performance and increasing shareholder value. It is aligned with and supports our stock ownership policy. Long-term incentives also help retain employment during the vesting periods.

  2007 LTIP Awards

        The LTIP gives each of our named executive officers the opportunity to earn two forms of equity compensation, stock options and performance share units pursuant to the Omnibus Plan. Stock options are granted at the beginning of each year to be distributed in two equal grants during the calendar year as previously described. For 2007 a target level of performance share units was granted in January and the number of units will be adjusted from the initial target based on performance for the three year performance cycle relative to the goals set by Neenah, as discussed in more detail below. The target value of the LTIP grant is calculated annually as a percentage of base salary. For our named executive officers in 2007, the percentage ranged from 55% to 110% of base pay. For each of our named executive officers, the value resulting from the percentage selected is then evenly divided into awards of non-qualified stock options and a target number of performance share units. The range of possible awards under the LTIP was selected to balance the relatively conservative base salaries for our named executive officers and tie a substantial percentage of their compensation to Neenah's performance.

        Awards of stock options are valued using a modified Black-Scholes formula as modeled by Hewitt to determine the number of shares granted. For the 2007 grant, the value used to determine the number of shares that would be subject to the option grants to be made to each of the named executive officers was 29% of Neenah's stock price. The stock price used was the closing price on January 30, 2008, the date of the first half of the option grant. The stock price so determined is multiplied by 29% and the product of this calculation is divided into the authorized economic value of the option grant and then rounded to the nearest hundred shares to produce the number of shares to be subject to the applicable option award. The annual stock option grant is further divided into two parts, with one half of the options granted at the first regularly held meeting of the Compensation Committee, usually in February, and the second half of the options granted automatically six months thereafter. The exercise price of each option award is set based on the closing price of our common stock on the date of grant. The process described above resulted in the grant of options to purchase a total of 30,100 shares, 9,800 shares, 5,500 shares, 6,200 shares and 5,800 shares to each of Mr. Erwin, Ms. Lind, Mr. Haegler, Mr. Heinrichs and Mr. Piedmonte, respectively. The total number of shares described above for each officer was then divided by two in order to obtain the number of shares that would be subject to the grant made in February and the grant made in August of 2007. Each grant of options made in 2007 vests in increments of 33.34, 33.33, and 33.33 over a three year period, with vesting occurring on each anniversary of the applicable grant date.

        The target number of performance share units represents the other half of the total LTIP award. The base value of each performance share is 90% of the stock price determined in the manner described above. This is a common practice which recognizes that the full value of the grant will not be realized, due to resignations, terminations, etc. and is therefore discounted. The discounted value is divided into the authorized economic value of the award and then rounded to the nearest hundred shares to calculate the target number of shares for each of the named executive officers. The target number of 2007 performance share units will be modified at the end of 2009, based on a 3-year performance period. After the performance period, the modification of the target number of shares is calculated based on the Company's achievement of performance goals relative to the following: year-over-year improvement in Corporate EBITDA, (less cost of capital charges) in the year of the initial grant and the relative total shareholder return to be measured over a 3-year period (2007-2009). The total shareholder return including dividend yield, will be compared against an average of six paper and forest products companies and the Russell 2000 Value Index. The paper companies will be weighted 80% and the Russell Index will be weighted at 20%. The six companies include: Bowater Inc., Caraustar Industries Inc., P.H. Glatfelter Company, International Paper Company, Schweitzer-Mauduit International Inc. and Wausau Paper Corporation. An average is used to take into account the effects of revenue and company size.

  Retirement Benefits

        We maintain the Neenah Paper Pension Plan, a tax-qualified defined benefit plan (the "Pension Plan") and the Neenah Paper Supplemental Pension Plan, a non-qualified defined benefit plan (the "Supplemental Pension Plan") which provide tax-deferred retirement benefits for certain of our employees, including Messrs. Erwin, Piedmonte, and Ms. Lind, who were employed by Kimberly-Clark (our predecessor company prior to being spun-off) prior to December 31, 1996. Mr. Heinrichs and Mr. Haegler do not participate in these plans. Mr. Haegler participates in an individual pension agreement with the Company which provides pension benefits based on earnings and service, an additional pension plan which provides benefits based on the Company's and the employee's contribution, and a supplemental executive retirement pension agreement, which provides benefits in addition to the two base plans if certain amounts are exceeded (collectively, the "German Pension Plans"). Additional information regarding the Pension Plan, the Supplemental Pension Plan and the German Pension Plans can be found in the 2007 Pension Benefits table later in this Proxy Statement.

        We also maintain the Neenah Paper Retirement Contribution Plan (the "Retirement Contribution Plan") and a 401(k) plan (the "401(k) Plan"), which are tax-qualified defined contribution plans for employees, including Mr. Heinrichs and Mr. Haegler, who are ineligible to participate in the Pension Plan and the Supplemental Pension Plan. Further, we maintain a supplemental retirement contribution plan (the "Supplemental RCP") which is a non-qualified defined contribution plan which is intended to provide a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs. Additional information regarding the Supplemental RCP can be found in the 2007 Nonqualified Deferred Compensation table later in this Proxy Statement.

        Neenah and the Compensation Committee believe that the Pension Plan, Supplemental Pension Plan, German Pension Plans, Retirement Contribution Plan, Supplemental RCP and 401(k) Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top level executive talent. Additionally, the plans support the long-term retention of key executives by providing a strong incentive for the executive to remain with Neenah over an extended number of years.

        Neenah adopted a deferred compensation plan for its executive officers which became effective in January 2007. The deferred compensation plan enables our executive officers to defer a portion of annual cash compensation (base salary, and non-equity annual awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. We believe that the deferred compensation plan is a compensation component consistent with peer companies and supports our goals with respect to executive retention. Additional information regarding the Deferred Compensation Plan can be found in the 2007 Nonqualified Deferred Compensation table later in this Proxy Statement.

  Severance Payments

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree welfare benefits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000).

        Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. These benefits are intended to recruit and retain key executives and provide continuity in Neenah's management in the event of a change in control. We believe the Executive Severance Plan is consistent with similar plans maintained by our peer companies and therefore is a core component of our compensation program necessary to attract and retain key executives.

Timing of Compensation

        Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each fiscal year (with the adjustments effective as of January 1 of that same year). Stock option grants and performance share unit target levels and awards are made in the manner described above. We do not coordinate the timing of equity awards with the release of non-public information. The exercise price of the stock options is established at the fair market value of the closing price of our stock on the date of the grant.

Tax and Accounting Considerations

        In general, the tax and accounting treatment of compensation for our named executive officers has not been a core component used in setting compensation. In limited circumstances we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, our intent is to maximize deductibility of our named executive officers' compensation under Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment. The MIP and LTIP programs are performance-based and are designed to be fully deductible under Code Section 162(m). Additionally, we do not believe the adoption of FAS 123R will materially impact our future selection of equity and performance-based compensation.

Stock Ownership Guidelines

        The Compensation Committee has adopted stock ownership guidelines to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders' and management's interests. Named executive officers are required to own a designated multiple of their respective annual salaries. Mr. Erwin is required to own 3 times his annual salary, Ms. Lind is required to own 2 times her annual salary and all the remaining named executive officers are required to own 1.5 times their annual salaries. Each named executive is given a five year window to reach the ownership guidelines, with a requirement of achieving 20% in each year. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of December 31 of each year; (i) stock held in the 401(k) plan, other deferral plans, outright or in brokerage accounts; (ii) performance share units or restricted stock units earned but not vested or not paid out; and (iii) one-third of vested stock options. Penalties for failure to meet the guidelines include payment of MIP compensation in Neenah stock and reduction of LTIP compensation.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee oversees Neenah's compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah's management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

                      Compensation Committee:

                      Philip C. Moore, Chairman
                      John F. McGovern
                      Stephen M. Wood

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The following table reflects compensation paid to or earned by our named executive officers for services rendered during 2006 and 2007.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)

Sean T. Erwin Chairman of the Board, President and Chief Executive Officer	2007 2006	615,000 590,000		351,601 762,451	1,110,405 1,170,590	521,213 557,550		818,860 255,153	6,750 6,600		3,423,829 3,342,344

Bonnie C. Lind Senior Vice President, Chief Financial Officer and Treasurer	2007 2006	295,000 275,000		181,642 128,271	322,733 289,761	166,675 178,750		153,187 50,245	6,013 6,600		1,125,250 928,627

Walter M. Haegler(8) Senior Vice President, Managing Director, Neenah Germany	2007 2006	476,058 129,825	(7) (7)	32,343 150,864	76,698 79,016	107,113 —	(7)	— 16,866	9,696 8,763	(7) (7)	701,908 385,334

Steven S. Heinrichs Senior Vice President, General Counsel and Secretary	2007 2006	255,000 235,000		90,622 51,611	153,470 127,836	129,668 137,475		— —	30,161 25,442		658,921 577,364

William K. O'Connor(6) Senior Vice President, President Fine Paper	2007 2006	89,230 230,000		145,510 85,702	231,817 138,579	— 134,550		36,555 26,324	475,768 5,931		978,880 621,086

James R. Piedmonte Senior Vice President Operations	2007 2006	235,000 222,200		85,107 49,266	145,530 128,664	119,497 129,987		113,887 16,706	6,163 6,600		705,184 553,423

(1)
Amounts shown reflect the financial accounting expense recognized by Neenah with respect to performance share units, restricted stock units and restricted stock granted pursuant to our Omnibus Plan, all disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts for 2007 and 2006 represent the portion of the fair value of the awards that was expensed in the respective year in accordance with FAS 123R, and includes expense for awards granted in prior years. The grant date fair value of the stock awards is equal to the fair market value of the underlying common stock on the date of grant. Because Mr. Erwin is retirement eligible, Neenah recognized as an expense in 2007 and 2006 the full value of all stock awards granted to him in 2007 and 2006, in accordance with FAS 123R.

(2)
Amounts shown reflect the financial accounting expense recognized by Neenah with respect to stock options granted pursuant to our Omnibus Plan, disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts for 2007 and 2006 represent the portion of the fair value of the options that was expensed in the respective year in accordance with FAS 123R, and includes expense for options granted in prior years. The grant date fair value of the option awards is determined using the Black-Scholes option valuation model. See Note 10 to the audited Financial Statement included in our 2007 Annual Report on Form 10-K for the assumptions used in valuing the stock options. Because Mr. Erwin is retirement eligible, Neenah recognized as an expense in 2007 and 2006 the full value of all options granted to him in 2007 and 2006, in accordance with FAS 123R.

(3)
Amounts shown reflect annual performance bonuses earned in the fiscal year and paid in the following year, and are described in detail in the portion of our Compensation Discussion and Analysis, captioned "Determination of Appropriate Pay Levels—2007 MIP Payments."

(4)
Amounts shown reflect the aggregate change during the year in the actuarial present value of accumulated benefit under our Pension Plan and Supplemental Pension Plan. Mr. Heinrichs does not participate in any pension plans. Mr. Haegler participates in the German Pension Plans. Mr. Haegler's change in pension value decreased by $12,816 in 2007, however, decreases in pension value are not included in the Summary Compensation Table.

(5)
"All Other Compensation" includes Neenah's contribution to the 401(k) account of each of our named executive officers except for Mr. Haegler. The amount shown for Mr. Heinrichs also includes Neenah's contribution to his accounts in the Retirement Contribution Plan and Supplemental Retirement Contribution Plan. In addition, the Company paid tuition and travel expenses in 2007 for Mr. Heinrichs to obtain a Masters Degree in Business Administration from the Kellogg School of Management at Northwestern University. These expenses are not included in the All Other Compensation Table and are not deemed to be income to Mr. Heinrichs. The amount shown for Mr. O'Connor in 2007 includes severance payments as follows: a lump sum separation payment of $340,000, which represents 17 months of Mr. O'Connor's base salary; a lump sum payment of $21,691, which represents accrued but unused vacation pay; a lump sum payment of $7,400, for certain estimated medical premiums; and a lump sum payment of $104,000, for certain retirement benefits. The amounts shown for Mr. Haegler are comprised solely of an annual car allowance.

(6)
Mr. O'Connor retired from Neenah effective as of May 14, 2007. Mr. John P. O'Donnell was hired as Senior Vice President—President Fine Paper, effective November 1, 2007.

(7)
Mr. Haegler's compensation has been converted from Euros to US Dollars as follows: December 29, 2006 conversion of Euro to US Dollar at 1 to 1.3197; December 31, 2007 conversion of Euro to US Dollars at 1 to 1.4603.

(8)
Mr. Haegler joined the Company in October of 2006 when Neenah acquired Neenah Germany and was not eligible for a MIP payment in 2006. All 2006 compensation for Mr. Haegler represents the prorated portion of the year in which Mr. Haegler worked for Neenah.

2007 Grants of Plan Based Awards

        The following table contains information relating to the plan based awards grants made in 2007 to our named executive officers under the Omnibus Plan and is intended to supplement the 2007 Summary Compensation Table listed above.

Grant Date Fair Value of Stock and Option Awards ($)
				Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)			Exercise or Base Price of Option Award ($/SH)
		Grant Date (3)(4)	Date of Compensation Committee Action
Name	Plan			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Sean T. Erwin	MIP Performance Units Stock Options Stock Options	2/7/07 2/7/07 2/7/07 8/7/07	2/7/07 2/7/07 2/7/07 2/7/07	230,625 — — —	461,250 — — —	922,500 — — —	— 3,390 — —	— 11,300 15,050 15,050	— 28,250 — —	— — 36.15 37.58	— 578,899 212,657 207,088
Bonnie C. Lind	MIP Performance Units Stock Options Stock Options	2/7/07 2/7/07 2/7/07 8/7/07	2/7/07 2/7/07 2/7/07 2/7/07	73,750 — — —	147,500 — — —	295,000 — — —	— 1,110 — —	— 3,700 4,900 4,900	— 9,250 — —	— — 36.15 37.58	— 189,551 69,237 67,424
Walter M. Haegler	MIP Performance Units Stock Options Stock Options	2/7/07 2/7/07 2/7/07 8/7/07	2/7/07 2/7/07 2/7/07 8/7/07	71,409 — — —	142,817 — — —	285,635 — — —	— 630 — —	— 2,100 2,750 2,750	— 5,250 — —	— — 36.15 37.58	— 107,583 38,858 37,840
Steven S. Heinrichs	MIP Performance Units Stock Options Stock Options	2/7/07 2/7/07 2/7/07 8/7/07	2/7/07 2/7/07 2/7/07 2/7/07	57,375 — — —	114,750 — — —	229,500 — — —	— 720 — —	— 2,400 3,100 3,100	— 6,000 — —	— — 36.15 37.58	— 122,952 43,803 42,656
William K. O'Connor(5)	MIP Performance Units Stock Options	2/7/07 2/7/07 2/7/07	2/7/07 2/7/07 2/7/07	54,000 — —	108,000 — —	216,000 — —	— 660 —	— 2,200 2,950	— 5,500 —	— — 36.15	— 112,706 —
James R. Piedmonte	MIP Performance Units Stock Options Stock Options	2/7/07 2/7/07 2/7/07 8/7/07	2/7/07 2/7/07 2/7/07 2/7/07	52,875 — — —	105,750 — — —	211,500 — — —	— 660 — —	— 2,200 2,900 2,900	— 5,500 — —	— — 36.15 37.58	— 112,706 40,977 39,904
(1)
Reflects the range of potential annual incentive bonus payments that could have been earned by each named executive officer under Neenah's MIP in 2007. The actual bonuses earned in 2007 are reflected in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation." For more information regarding annual incentive bonus opportunities, see the discussion under "Determination of Appropriate Pay Levels—2007 MIP Payments" in the Compensation Discussion and Analysis.

(2)
Reflects the range of potential performance share units that may be earned by each named executive officer, based on the Company's level of achievement of performance goals relating to earnings growth in 2007 and total shareholder return relative to a peer group for the three-year performance period ending December 31, 2009. For more information regarding the performance share units, including how the number of performance share units awarded was determined and the vesting terms applicable to such units, see the discussion under "—Determination of Appropriate Pay Levels—2007 LTIP" in the Compensation Discussion and Analysis. Outstanding restricted share units receive dividends at the same rate as other stockholders.

(3)
The stock options vest as to one-third of the shares on each of the first three anniversaries of the grant date.

(4)
The grant date for each equity award is the date on which the Compensation Committee took action to approve the awards, except for the August 7, 2007, option grants which were approved by the Compensation Committee on February 7, 2007.

(5)
Mr. O'Connor retired effective May 14, 2007. He received only one grant of stock options. He did not receive any further MIP or LTIP award in 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2007.

		Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(18)	Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sean T. Erwin	45,307 6,642 51,949 51,949 135,700 5,767 5,767 6,384 6,384 0 0	0 0 0 0 0 11,533 11,533 12,766 12,766 15,050 15,050	37.59 37.59 32.87 24.01 32.60 33.19 31.70 27.58 29.43 36.15 37.58	(1) (1) (2) (3) (4) (5) (6) (7) (8) (12) (13)	02/21/2011 02/21/2011 02/17/2012 02/16/2013 12/15/2014 02/20/2015 08/21/2015 02/07/2016 08/06/2016 02/06/2017 08/06/2017	5,987 12,800 19,988	(9) (10) (11)	147,521 373,120 582,650
									11,300	578,899

Bonnie C. Lind	1,671 4,963 2,568 47,500 4,067 4,067 0 2,267 0 0	0 0 0 0 2,033 2,033 4,533 4,533 4,900 4,900	26.04 37.59 32.87 32.60 33.19 31.70 27.58 29.43 36.15 37.58	(1) (1) (2) (4) (5) (6) (7) (8) (12) (13)	02/22/2009 02/21/2011 02/17/2012 12/15/2014 02/20/2015 08/21/2015 02/07/2016 08/06/2016 02/06/2017 08/06/2017	1,915 3,000 6,988	(9) (10) (11)	55,822 87,450 203,700
									3,700	156,657

Walter M. Haegler	1,867 0 0	3,733 2,750 2,720	35.92 36.15 37.58	(14) (12) (13)	10/10/2016 02/06/2017 08/06/2017	4,200 13 12 10 12 16	(15) (16) (16) (16) (16) (16)	122,430 379 350 291 350 466
									2,100	107,583

Steven S. Heinrichs	20,700 1,767 1,767 1,300 1,300 0 0	0 883 883 2,600 2,600 3,100 3,100	32.60 33.19 31.70 27.58 29.43 36.15 37.58	(4) (5) (6) (7) (8) (12) (13)	12/15/2014 02/20/2015 08/21/2015 02/07/2016 08/06/2016 02/06/2017 08/06/2017	2,000 3,900	(9) (11)	58,100 113,685
									2,400	122,952

		Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(18)	Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William K. O'Connor(17)	5,287 5,844 5,352 2,068 12,987 20,200 2,700 2,700 3,800 3,800 2,950	0 0 0 0 0 0 0 0 0 0 0	37.59 37.59 32.87 32.87 24.01 32.60 33.19 31.70 27.58 29.43 36.15		05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009 05/09/2009

James R. Piedmonte	6,233 3,469 473 10,658 5,556 5,575 3,701 19,700 1,700 1,700 1,217 1,217 0 0	0 0 0 0 0 0 0 0 850 850 2,433 2,433 2,900 2,900	26.04 28.50 37.59 37.59 32.87 32.87 24.01 32.60 33.19 31.70 27.58 29.43 36.15 37.58	(1) (1) (1) (1) (2) (2) (3) (4) (5) (6) (7) (8) (12) (13)	02/22/2009 02/20/2010 02/21/2011 02/21/2011 02/17/2012 02/17/2012 02/16/2013 12/15/2014 02/20/2015 08/21/2015 02/07/2016 08/06/2016 02/06/2017 08/06/2017
						1,266 3,738	(10) (11)	36,904 108,963
									2,200	112,706

(1)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options were fully exercisable on December 1, 2004.

(2)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under certain Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 18, 2003, 30% on February 18, 2004 and 40% became exercisable on February 18, 2005.

(3)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 17, 2004, 30% became exercisable on February 17, 2005 and 40% on February 17, 2006.

(4)
These options were granted on December 15, 2004, and vest as follows: 30% on December 15th of 2005 and 2006, with the remaining 40% vesting on December 15, 2007.

(5)
These options were granted on February 21, 2005, and vest as follows: 33.34% on February 21, 2006 and 33.33% on both February 21, 2007 and February 21, 2008.

(6)
These options were granted on August 22, 2005, and vest as follows: 33.34% on August 22, 2006 and 33.33% on both August 22, 2007 and August 22, 2008.

(7)
These options were granted on February 7, 2006, and vest as follows: 33.34% on February 7, 2007 and 33.33% on both February 7, 2008 and February 7, 2009.

(8)
These options were granted on August 6, 2006, and vest as follows: 33.34% on August 6, 2007 and 33.33% on both August 6, 2008 and August 6, 2009.

(9)
These restricted stock awards were granted on December 1, 2004 to replace certain restricted stock that was forfeited under the Kimberly-Clark equity compensation plan. The restricted stock awards represent four different grants, vesting on June 8, 2005, November 12, 2005, November 12, 2006 and February 17, 2008.

(10)
These restricted stock units were "fresh start" awards granted on December 15, 2004 following Neenah's spin-off from Kimberly-Clark, and vest in full on December 15, 2009.

(11)
These performance share units were earned on December 31, 2006 and will vest 100% on December 31, 2008.

(12)
These options were granted on February 7, 2007, and vest as follows: 33.34% on February 7, 2008 and 33.33% on both February 7, 2009 and February 7, 2010.

(13)
These options were granted on August 7, 2007 and vest as follows: 33.34% on August 7, 2008 and 33.33% on both August 8, 2009 and August 7, 2010.

(14)
These options were granted at the acquisition of Neenah Germany on October 11, 2006 and vest as follows: 33.34% on October 11, 2007 and 33.33% on both October 11, 2008 and October 11, 2009.

(15)
These restricted stock units were granted at the acquisition of Neenah Germany on October 11, 2006 and vest 100% on October 11, 2009.

(16)
These restricted stock units were granted in lieu of a quarterly dividend on the restricted stock units granted pursuant to Footnote 15 above.

(17)
Mr. O'Connor's restricted stock units and options become fully vested upon his retirement on May 14, 2007.

(18)
These performance share unit target levels were set on February 7, 2007, and will vest on December 31, 2009 based on the LTIP calculation described under the "2007 LTIP Awards" section of this the Proxy Statement.

Option Exercises and Stock Vested in 2007

        The following table sets forth information concerning stock options exercised and stock awards vested for our named executive officers in 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Sean T. Erwin	—	—	7,507	213,325

Bonnie C. Lind	31,654	425,292	2,640	75,021

Walter M. Haegler	—	—	—	—

Steven S. Heinrichs	—	—	1,177	33,449

William K. O'Connor	—	—	8,519	353,623

James R. Piedmonte	9,220	173,255	1,114	31,655

(1)
Reflects the excess of the fair market value of the underlying shares at the time of exercise over the option exercise price.

(2)
Reflects the market value of the shares on the vesting date.

Pension Plans

        The compensation covered by our defined benefit plans includes the salary and non-equity incentive payments set forth above in the Summary Compensation Table. Under our Pension Plan an employee is entitled to receive an annual standard benefit based on years of service and integrated with social security benefits. The Code generally places limits on the amount of pension benefits that may be paid from the tax qualified Pension Plan. However, we will pay any participant in our Supplemental Pension Plan the amount of the benefit payable under the Pension Plan that is limited by the Code.

        Retirement benefits for participants in the Pension Plan who have at least five years of service may begin on a reduced basis at age 55, or on an unreduced basis at the normal retirement age of 65. Unreduced benefits also are available (i) for participants with ten years of service at age 62 or as early as age 60 with thirty years of service and (ii) as described below, for certain involuntary terminations. Mr. Erwin, our Chief Executive Officer is 56 and is eligible for early retirement on a reduced basis. None of our other named executive officers currently is eligible for early retirement under our Pension Plan or Supplemental Pension Plan.

        The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits under our Supplemental Pension Plan will, at the participant's option, either be paid as monthly payments in the same form as the retirement payments from the Pension Plan or as an actuarially determined lump sum payment upon retirement after age 55.

        For a discussion of how we value these obligations and the assumption we use in that valuation, see Note 9 to our financial statements included in our 2007 Annual Report on From 10-K. For purposes of determining the present value of accumulated benefits, we have used the normal retirement age under the plans, which is 65.

2007 Pension Benefits

        The following table sets forth information as of December 31, 2007 regarding accumulated benefits to our named executive officers under our Pension Plan and Supplemental Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)

Sean T. Erwin(1)	Neenah Paper Pension Plan Neenah Paper Supplemental Pension Plan	28.5 28.5	447,926 1,251,973

Bonnie C. Lind	Neenah Paper Pension Plan Neenah Paper Supplemental Pension Plan	25.0 25.0	269,573 127,493

Walter M. Haegler	German Individual Agreement German Additional Pension	20.0 20.0	2,156,180 99,738

Steven S. Heinrichs		— —	— —

William K. O'Connor	Neenah Paper Pension Plan Neenah Paper Supplemental Pension Plan	25.8 25.8	353,698 192,382

James R. Piedmonte	Neenah Paper Pension Plan Neenah Paper Supplemental Pension Plan	28.6 28.6	325,426 144,247

#
Includes years of service credited for employment with Kimberly-Clark prior to Neenah's spin-off and 19 years of service for Mr. Haegler related to employment with companies acquired by Neenah as part of its acquisition of Neenah Germany.

(1)
Mr. Erwin is currently eligible for retirement on a reduced basis under both our Pension Plan and Supplemental Pension Plan. Retirement on a reduced basis is available under both plans to participants with at least five years of vesting service when they reach the age of 55. Based on Mr. Erwin years of service and age he is currently eligible to receive 75% of his benefits.

(2)
For a description of the assumptions applied in determining the present value of accumulated benefits reported above, see Note 9 to the audited Financial Statements included in our Form 10-K.

2007 Nonqualified Deferred Compensation

        The Supplemental RCP is a nonqualified excess benefit and supplemental retirement plan pursuant to which the Company provides additional retirement benefits to certain highly compensated employees. These company contributions are intended to provide contributions to those individuals whose benefits are restricted by the limitations permitted by the Internal Revenue Code. Contributions are held for each participant in either an excess benefit or supplemental benefit unfunded separate account. Participant accounts are credited with earnings, gains and losses based on the rate of return of investment funds selected by the participant, which the participant may elect to change in accordance with the participant's elections under the RCP. Payments can be tied to termination of employment, including retirement, and would be paid in lump sum. If a participant dies before receiving the full value of their account balance, the participant's beneficiary would receive the remainder of the benefit in one lump sum payment. All accounts would be immediately distributed upon a change in control, subject to a 10% reduction in a current participant's account and a 5% reduction in an account for a retired participant. Named executive officer participation in the Supplemental RCP in 2007 is as follows:

Name	Executive Contributions in last Fiscal Year	Company Contributions in last Fiscal Year	Aggregate Earnings in last Fiscal Year	Aggregate Withdrawal/ Distributions	Aggregate Balance at Last Fiscal Year

Steven S. Heinrichs	—	$10,885.87	$332.71	0	$21,608.63

Potential Payments Upon Termination

        We do not have employment agreements or other individual arrangements with our executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs. The following section describes certain payments and benefits that would be payable to our named executive officers in the event of their involuntary termination in connection with a change-in-control of Neenah, or other involuntary termination.

  Involuntary Termination in Connection with a Change in Control

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of

$50,000). Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any "parachute" excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments received under the Executive Severance Plan.

        The following table shows the payments that would be made to each of our named executive officers under the Executive Severance Plan in connection with a change-in-control termination.

Payments(8)	Sean T. Erwin	Bonnie C. Lind	Steven S. Heinrichs	James R. Piedmonte

Severance(1)	2,152,500	885,000	739,500	681,500
Prorata Bonus Payment(2)	461,250	147,500	114,750	105,750
Unvested Stock Option Spread(3)	20,044	7,118	4,082	3,822
Unvested Restricted Stock(3)	831,416	291,150	152,571	147,645
LTIP Payment(4)	329,395	107,855	69,960	64,130
Retirement Benefit Payment(5)	1,413,027	392,178	50,220	230,777
Welfare Benefit Values(6)	19,590	30,164	30,164	30,164
Financial Advisory	50,000	50,000	50,000	50,000
Excise Tax & Gross-Up(7)	—	685,561	428,146	—

Aggregate Payments	$5,277,222	$2,596,526	$1,639,393	$1,313,788

(1)
Severance payment equal to two times the sum of the executive's annual base salary at the time of the termination plus the target bonus.

(2)
The Target Bonus prorated for the number of days in the calendar year prior to termination due to assumed termination on December 31, 2007.

(3)
Total value of unvested stock option spread and unvested restricted stock that would become vested upon a change in control assuming a share price of $35.32 and a change-in-control date of December 31, 2007.

(4)
All unearned target performance share units vest upon a change-in-control event. Amounts are based on target 2007 performance share unit grants.

(5)
Actuarial value attributable to retirement benefits.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for two years post-termination.

(7)
Gross-up payments covering the full cost of applicable excise taxes under Code sections 280G and 4999.

(8)
Mr. Haegler does not participate in the Neenah Paper Executive Severance Plan. He is covered by a separate employment agreement that continued from the purchase of Neenah Germany in October 2006. Mr. Haegler's equity grants contain change in control provisions that provide for vesting and payments as follows; $124,267 for unvested restricted stock and $61,215 for 2007 LTIP payment. The equity awards contain provisions that are similar to the U.S. provisions in the case of illness, accident or death. In addition, Mr. Haegler's employment contract provides for salary continuation to him or his surviving family members for a period of three months in the case of illness, accident or death.

  Other Involuntary Termination

        The Neenah Paper Severance Pay Plan (the "Severance Pay Plan") provides regular severance to our executive officers. Participation in the Severance Pay Plan is conditioned upon each participant's execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary.

        As noted above in the Summary Compensation Table, Mr. O'Connor retired from Neenah effective May 14, 2007. In connection with his retirement, Neenah entered into a Separation Agreement (the "Separation Agreement") with Mr. O'Connor pursuant to which the Company paid Mr. O'Connor the following: (i) a lump sum separation payment of $340,000, which represents 17 months of Mr. O'Connor's base salary; (ii) a lump sum payment of $21,691.44, which represents pay for all accrued but unused vacation pay; (iii) a lump sum payment of $7,400 for certain estimated medical premiums; and (iv) a lump sum payment of $104,000, for certain retirement benefits.

        In addition, all of Mr. O'Connor's unvested stock options to purchase an aggregate of 76,036 shares of Neenah's common stock, 4,773 shares of restricted common stock and 4,380 performance share units become fully vested in connection with his retirement. The Separation Agreement with Mr. O'Connor contains standard and customary provisions relating to non-competition, protection of the Company's trade secrets and intellectual property and confidentiality.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors served on the Compensation Committee during 2007: Messrs. Moore, McGovern and Dr. Wood. None of the members of the Compensation Committee was an officer or employee of Neenah during 2007 or any time prior thereto, and none of the members had any relationship with Neenah during 2007 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act and rules and regulations of the SEC thereunder require our directors, officers and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during 2007, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah's financial reporting, including the performance and the independence of Neenah's independent registered public accounting firm, Deloitte & Touche LLP. On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the fiscal year ended December 31, 2007. The Audit Committee also discussed with Deloitte & Touche LLP the matters required under Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with

Audit Committees) and has discussed with Deloitte & Touche LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Deloitte & Touche LLP for the fiscal year ended December 31, 2007 and determined to engage Deloitte & Touche LLP as the independent registered public accounting firm of Neenah for the fiscal year ending December 31, 2008. The Audit Committee also received and reviewed a report by Deloitte & Touche, LLP required by NYSE listing standards describing: (1) the firm's internal quality control procedures; (2) any material issue raised by a) the most recent internal quality control review of the firm, b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceeding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with issues; and (3) (to assess Deloitte & Touche LLP's independence) all relationships between Deloitte & Touche LLP and us.

        Based upon the Audit Committee's review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2007 in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

                      Audit Committee:

                      Timothy S. Lucas, Chairman
                      Philip C. Moore
                      Stephen M. Wood

PROPOSAL 2—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since our spin-off from Kimberly-Clark Corporation in November 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Neenah and its stockholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

        The Audit Committee and the Board unanimously recommend that the stockholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Audit and Non-Audit Fees

        Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche and Tohmatsu and their respective affiliates ("Deloitte & Touche") as of or for the fiscal years ended December 31, 2007 and December 31, 2006 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

2007
Audit Fees	2,470,000
Audit-Related Fees	119,000
Tax Fees	105,000
All Other Fees	0

Total	$2,694,000

        Audit Fees for the fiscal year ended December 31, 2007 were for professional services rendered for the audit of our consolidated financial statements including the audit of our internal control over financial reporting and review of quarterly reports on Form 10-Q filed by us with the SEC.

        Audit-Related Fees as of the fiscal year ended December 31, 2007 were for professional services related to the audits of our U.S. and Canadian employee benefits plans and other consultation.

        Tax Fees for the fiscal year ended December 31, 2007 were for professional services related to the review of federal and state income tax returns, preparation of a transfer pricing study for the Technical

Products business and review of the utilization of net operating losses arising from the acquisition of Fox River.

2006
Audit Fees	1,927,000
Audit-Related Fees	372,000
Tax Fees	61,000
All Other Fees	0

Total	$2,360,000

        Audit Fees for the fiscal year ended December 31, 2006 were for professional services rendered for the audit of our consolidated financial statements, including the audit of our internal control over financial reporting and review of quarterly reports on Form 10-Q.

        Audit-Related Fees as of the fiscal year ended December 31, 2006 were for professional services related to due diligence work for the acquisition of Neenah Germany, consultations related to the disposition of our Terrace Bay, Ontario, pulp facility and the sale of timberlands in Nova Scotia, and professional services related to the audits of our U.S. and Canadian benefit plans.

        Tax Fees for the fiscal year ended December 31, 2006 were for tax planning services related to the Company's acquisition of Neenah Germany.

        To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. The law also requires the audit committee of a publicly traded company to pre-approve other services provided by the independent registered public accounting firm. Pursuant to its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In its pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor's independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2007 and fiscal 2006.

STOCKHOLDERS' PROPOSALS FOR 2009 ANNUAL MEETING

        Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2009 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting and to be introduced for action at the meeting (December 11, 2008). In the event that the date of the 2009 Annual Meeting is changed more than thirty days from the date of this year's meeting, notice by stockholders should be received no later than the close of business on the later of the 150th calendar day prior to the 2009 meeting or the 10th calendar day on which public announcement of the date of such meeting is first made. Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under "Nomination of Directors."

        The failure of a stockholder to deliver a proposal in accordance with the requirements of the preceding paragraph may result in it being excluded from our Proxy Statement and ineligible for consideration at the 2009 Annual Meeting. Further, the submission of a proposal in accordance with the requirements of the preceding paragraph does not guarantee that we will include it in our Proxy Statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the submission deadline to discuss the proposal.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

This document was printed in the United States of America on paper manufactured by Neenah Paper, Inc.

Mark Here for Address Change or Comments     ☐

PLEASE SEE REVERSE SIDE

				FOR	WITHHOLD
1.	Proposal for election of Class I Directors:	(i) Timothy S. Lucas		☐	☐
				FOR	WITHHOLD
		(ii) Phillip C. Moore		☐	☐

			FOR	AGAINST	ABSTAIN
2.	Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2008		☐	☐	☐

Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of shareholders and the Proxy Statement accompanying said Notice.

Each of the foregoing matters has been proposed by Neenah and is not conditioned on the approval of any other matter.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/np Use the Internet to vote your proxy. Have your proxy card	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have
in hand when you access the web site.		your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

NEENAH PAPER, INC.

Proxy – Annual Meeting of Shareholders – May 20, 2008

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Neenah Paper, Inc. hereby constitutes and appoints Bonnie C. Lind and Steven S. Heinrichs, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of Neenah’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Tuesday, May 20, 2008 at 1:00 p.m. Eastern Time and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed post paid envelope to Mellon Investor Services, Proxy Processing, P.O. Box 3510, S. Hackensack, NJ 07606-9210.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 20, 2008

1:00 P.M.

3460 Preston Ridge Road

Suite 600

Alpharetta, Georgia 30005

AGENDA:

•                  Proposal for election of Class I Directors

•                  Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2008

•                  Other business as may properly come before the annual meeting (the Board of Directors is currently unaware of any other business to be presented to a vote)

You can now access your NEENAH PAPER, INC. account online.

Access your Neenah Paper, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Neenah Paper, Inc. now makes it easy and convenient to get current information on your shareholder account.

•      View account status

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Visit us on the web at http://www.bnymellon.com/shareowner/isd
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NOTICE OF 2008 ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS
VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1— ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
  Audit Committee
  Nominating and Corporate Governance Committee
  Compensation Committee
CORPORATE GOVERNANCE
2007 DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
ADDITIONAL EXECUTIVE COMPENSATION INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL 2— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
STOCKHOLDERS' PROPOSALS FOR 2009 ANNUAL MEETING
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING